Exhibit 4.5

AMENDED CERTIFICATE OF LIMITED PARTNERSHIP
FOR
MDS ENERGY PUBLIC 2014-B LP

Delaware	PAGE 1
The First State

I, JEFFREY W, BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MDS ENERGY PUBLIC 2012-A LP”, CHANGING ITS NAME FROM “MDS ENERGY PUBLIC 2012-A LP” TO “MDS ENERGY PUBLIC 2014-B LP”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF OCTOBER, A.D. 2012, AT 4:03 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock,Secretary of State
5148280 8100	AUTHENTICATION: 9924584
121139726	DATE: 10-17-12
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Dalaware Secretary of State Division of Corporations Delivered 04:19 PM 10/17/2012 FILED 04:03 PM 10/17/2012 SRV 121139726—5148280 FILE

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is
MDS Energy Public 2012-A LP

SECOND; Article First of the Certificate of Limited Partnership shall be amended as follows:

First; The name of the limited partnership is MDS Energy Public 2014-B LP,

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 17th day of October      , A.D. 2012.

MDS Energy Development, LLC Managing General Partner

By:	/s/ Michael D. Snyder
Name:	Michael D. Snyder

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Authorized Person of Managing General Partner